Exhibit 99(d)

AMENDED AND RESTATED
HUGHES ELECTRONICS CORPORATION INCENTIVE PLAN

1.                                       Purposes.  The purposes of the Hughes Electronics Corporation Incentive Plan (this “Plan”) are to encourage employees of Hughes Electronics Corporation (“Hughes”) and its subsidiaries to contribute, both individually and in groups, to the creation of value for holders of shares of common stock, par value $0.01 per share, of Hughes Electronics Corporation (“Hughes common stock”) and to enable such employees to participate in the future success of Hughes through long-term accumulation of Hughes common stock.  This Plan was originally effective as of March 2, 1987, and was previously amended on January 8, 1995, March 3, 1997, April 7, 1997, June 23, 1997, October 6, 1997, April 7, 1998, December 7, 1998, August 24, 1999, April 26, 2000, May 31, 2001, November 27, 2001, January 17, 2002, July 19, 2002, January 28, 2003 and February 21, 2003.  This Plan is now amended and restated effective as of December 22, 2003.

2.                                       Administration.  The Compensation Committee of the Hughes Electronics Corporation Board of Directors (the “Hughes Committee”) has the full power, authority and discretion to construe, interpret and administer this Plan.

Any person who accepts any award hereunder agrees to accept as final, conclusive, and binding all determinations of the Hughes Committee.  In the case of participants not employed in the United States, the Hughes Committee may vary the provisions of this Plan in order to preserve the incentive features of this Plan.

The Hughes Committee may delegate authority to the Hughes Chief Executive Officer and/or the Hughes Senior Vice President of Human Resources and Administration in respect of the day-to-day administration of this Plan, including, but not limited to, the following:

•                  ministerial, nondiscretionary functions with respect to documentation, record keeping and implementation,

•                  the enforcement of the terms of this Plan or of rights and obligations of the participants and Hughes under this Plan or under agreements entered into pursuant to this Plan, and

•                  the suspension of rights under options, restricted stock units or other rights under this Plan pending verification of entitlement, satisfaction of conditions and other requirements, and assurance as to compliance with other policies of Hughes with respect to securities of Hughes;

provided that such authority shall not include any power to grant or determine the material terms of options, restricted stock units or other rights under this Plan.

3.                                       Eligibility.  Subject to such additional limitations or restrictions as the Hughes Committee may impose, the term “employees” shall mean:

•                  persons who are employed by Hughes or any “subsidiary,” including employees who are also directors of Hughes or any such subsidiary, or

•                  persons who accept (or previously have accepted) employment, at the request of Hughes, with any entity in which Hughes has, directly or indirectly, a substantial ownership interest.

For purposes of this Plan, the term “subsidiary” means:

•                  a corporation in which Hughes owns, directly or indirectly, capital stock having ordinary voting power to elect a majority of the board of directors, or

•                  any unincorporated entity in which Hughes can exercise, directly or indirectly, comparable control.

The Hughes Committee may determine the following:

•                  when, and to what extent, individuals otherwise eligible for consideration shall cease to be employees for purposes of this Plan,

•                  when, and under what circumstances, any individual has terminated employment for purposes of this Plan, and

•                  the extent to which the term “employees” includes former employees and any beneficiaries thereof.

4.                                       Number of Shares Available.  Subject to the provisions of paragraph 12, the aggregate number of shares of Hughes common stock for which the Hughes Committee may grant options, restricted stock units and other rights under this Plan shall not exceed 159,175,685.

Subject to the provisions of paragraph 12, the Hughes Committee may not grant stock options to any individual in any calendar year covering more than 1,000,000 shares of Hughes common stock.  The Hughes Committee may not grant restricted stock units to any individual in any calendar year covering more than 250,000 shares of Hughes common stock.

If, on or prior to December 31, 2003, all or any portion of an option granted under this Plan has expired or terminated for any reason without having been exercised in full, or all or any portion of a restricted stock unit or other right has failed to vest, the corresponding unpurchased shares or undelivered shares will again become available for grant under the terms of this Plan.

5.                                       Functions of the Hughes Committee.  The Hughes Committee may establish for any calendar year a maximum number of shares that it may award as stock options, restricted stock units and other rights for such year.  The Hughes Committee may grant options, restricted stock units and other rights, within the maximum number of shares that it has established (and subject to the limits set forth in paragraph 4 above), to employees which it selects.

The Chief Executive Officer of Hughes will make recommendations to the Hughes Committee, as to:

•                  the employees to whom the Hughes Committee should grant options, restricted stock units, and other rights, and

•                  the number of shares that the Hughes Committee should award as stock options, restricted stock units, and other rights within the maximum number of shares available under the Plan.

The Hughes Committee will determine:

•                  whether the options it grants to employees will be “incentive stock options” within the meaning of Section 422, or any successor provision, of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options, and

•                  what restrictions apply to the options, restricted stock units and other rights it grants to employees.

6.                                       Stock Option Grant Price and Incentive Stock Option Limitation.  Except as paragraph 11 provides, the purchase price (the “grant price”) of the shares of Hughes common stock under each stock option will be no less than 100% of the fair market value (but in no event less than the par value) of such stock at the time the option is granted.  For this purpose, fair market value is equal to the mean of the highest and lowest sales prices of Hughes common stock as reported in a publicly available stock price quotation source for the grant date, except as described below.  The aggregate fair market value (determined as of the time of option grant) of the stock with respect to which incentive stock options granted and held by an employee first becomes exercisable by such employee during any calendar year under this Plan and all other plans of Hughes Electronics Corporation (and any subsidiary or any parent corporation within the meaning of Section 424 of the Code, or any successor provision) shall not exceed $100,000 (except that such amount may be adjusted by the Hughes Committee as appropriate to reflect any amendment of Section 422 of the Code).  The terms of any incentive stock option granted hereunder must comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations thereunder.

To the extent necessary or, in the opinion of the Hughes Committee, appropriate, to secure benefits or obtain qualification or approval of this Plan or particular grants under this Plan in other countries, the Hughes Committee may establish alternative methods for determining fair market value at the date of grant (or any other applicable date as to which such determination may be required), consistent with the laws of those countries.

7.                                       Rules Applicable to Stock Options.  Options granted under this Plan shall be subject to the following provisions:

(a)                                  Limits on Exercise of Stock Option.  Except as the Hughes Committee otherwise determines consistent with the limitations under this Plan, no option shall become exercisable prior to the first anniversary of the date of option grant (or such later date as may be established by the Hughes Committee).  After the first anniversary of the date of grant, an option shall be exercisable only in accordance with the terms and conditions the Hughes Committee establishes at the time of grant and the limitations under this Plan.  The Hughes Committee may require that, as a condition to the exercise of any option, an employee enter into agreements that the Hughes Committee considers appropriate and in the best interests of Hughes.

(b)                                 Terms of Stock Options.  The Hughes Committee will determine the expiration date of the option at the time of grant, provided that each nonqualified stock option must expire not later than ten years and two days after the date the option was granted and each “incentive stock option” must expire no later than ten years after the date such option was granted.

(c)                                  Effect of Termination of Employment.

(i)                                     Under any of the following circumstances, the option will terminate on the date of the employee’s termination of employment:

•                  The employee voluntarily terminates employment without the prior written consent of Hughes;

•                  Hughes (or the subsidiary by which the employee is employed) dismisses the employee for cause; or

•                  The employee’s employment otherwise terminates (voluntarily or involuntarily) or the employee dies prior to the first anniversary of the date of grant of the option (unless the Hughes Committee determines otherwise).

(ii)                                  If employee dies at any time on or after the first anniversary of the grant date of an option, then, unless the Hughes Committee determines otherwise, the option will terminate on the third anniversary of the date of death or, if earlier, the expiration date of the option.

(iii)                               If employee’s employment otherwise terminates (voluntarily or involuntarily), including, but not limited to, layoff or retirement, at any time on or after the first anniversary of the date of grant of an option for any reason other than death, dismissal for cause, or voluntary termination without the consent of Hughes, then, unless the Hughes Committee determines otherwise, the option will terminate not later than the fifth anniversary of the date of termination of employment or, if earlier, the expiration date of the option.

However, the following rules will apply and may result in an earlier termination of the option:

(A)                              If the employee dies within the applicable period under this clause (c)(iii), the option will terminate on the third anniversary of the date of death or, if earlier, the expiration date of the option set at the time of termination of employment.

(B)                                The Hughes Committee may, at any time prior to any termination of employment under the circumstances covered by this clause (c)(iii), determine that the option will terminate on the date of notice of termination of employment, or a later date.  The Hughes Committee may not terminate a stock option following a termination of employment due to layoff or retirement that occurs on or after the first anniversary of an option grant, absent a breach of the conditions precedent below under clause (c)(iii)(C).

(C)                                The exercise of any option whether before or after the termination of employment will be subject to satisfaction of the following requirements, which are conditions precedent to the right to exercise:

•                  The employee must refrain from engaging in any activity which, in the opinion of the Hughes Committee or its delegate, is competitive with any activity of Hughes or any of its subsidiaries (individually and collectively, the “Hughes Entities”), which shall be defined to include, but is not limited to, accepting employment with a competitor or otherwise providing services to a competitor of Hughes or any of its subsidiaries, or establishing a competing business for a period of two years following termination without Hughes’ prior written consent where it is reasonably determined by the Hughes Committee or its delegate, after considering the nature and extent of the employment, services, or other business, and the geographical region and the duration of time from the employee’s termination of employment, that the employee is likely to disclose or utilize confidential or proprietary information (including trade secrets) in the employment, business or when providing services.  For purposes of this Plan, employment at the request of Hughes with an entity in which Hughes has, directly or indirectly, a substantial ownership interest, or other employment which the Hughes Committee specifically approves, is not an activity which is competitive with any activity of the Hughes Entities.

•                  The employee must refrain from otherwise acting, either prior to or after termination of employment, in any manner inimical to the best interests of any of the Hughes Entities.

•                  The employee must have maintained the confidentiality of all proprietary, sensitive or confidential information of the Hughes Entities, that was obtained while employed by any of them.

•                  The employee must not solicit or hire or participate in an employer’s hire of any employee of the Hughes Entities, for employment outside of the Hughes Entities, while employed or during a period of two years after termination of employment.

•                  The employee must have assigned to Hughes or the employer within the Hughes Entities, all rights to any invention the employee has developed or will develop relating at the time of conception or reduction to practice to any business of the Hughes Entities or resulting from work the employee performed for the Hughes Entities.

•                  The employee must furnish to the Hughes Committee or its delegate such information with respect to the satisfaction of the foregoing conditions precedent as the Hughes Committee or its delegate reasonably requests.

(d)                                 Effect of Leave of Absence.  For purposes of this Plan, a qualifying leave of absence, in accordance with policies and procedures established by the Hughes Committee, does not constitute a termination of employment.  However, an option holder may not exercise an option during a leave of absence for government service.

(e)                                  Payment of Grant Price.  An option holder must pay the grant price in full for all shares purchased upon exercise of any option at the time of exercise.  An option holder must make such payment in cash, through delivery of shares of Hughes common stock, or a combination of cash and stock.  An option holder must have held any shares which he or she acquired from Hughes for at least six months before using those shares to pay the grant price for an option exercise.  For purposes of determining the number of shares required to pay the grant price, the fair market value of shares of Hughes common stock will be the mean of the highest and lowest sales prices as reported in a publicly available stock price quotation source for the date of exercise of the option.  At the time of exercise, the option holder must pay any federal, state, and/or local withholding taxes required in connection with the exercise of an option by delivering cash or stock to Hughes or by directing Hughes to withhold a sufficient number of shares from the proceeds of the option exercise to pay such taxes.  To the extent the Hughes Committee authorizes, an option holder may exercise an option granted under this Plan in accordance with any cashless exercise program in effect at the time of the exercise.

(f)                                    No Stockholder Rights.  No holder of any option will have any rights to dividends or other rights of a stockholder with respect to shares subject to the option prior to purchase of such shares upon exercise of the option.

(g)                                 Non-Transferability of Stock Options.  Unless the Hughes Committee determines otherwise, with the exception of transfer by will or the laws of descent and distribution, or as otherwise provided in paragraph 9, an employee may not assign or transfer any option, and during the life of an employee, no one other than the employee may exercise the option.

8.                                       Restricted Stock Units.  Restricted stock units and certain related rights (sometimes referred to herein as “Units”) that the Hughes Committee grants under this Plan will be subject to the following provisions:

(a)                                  Units.  Subject to any adjustment under paragraph 12 of this Plan, a Unit granted hereunder will represent the potential right to receive one share of Hughes common stock (a “Corresponding Share”) or cash in an amount equal to the fair market value of a Corresponding Share.  The Hughes Committee will determine whether the holder of a Unit receives cash or stock.

(b)                                 Terms and Conditions.  Subject to the terms of this Plan, the Hughes Committee will determine the number of Units in each grant of restricted stock units (a “Unit Grant”) to an employee and the terms and conditions applicable to the Unit Grant.  Subject to the terms of this Plan, the Hughes Committee may impose different terms and conditions on any particular Unit Grant made to any particular employee.

(c)                                  Vesting.  Subject to the satisfaction of the requirements in paragraph 8(d) below and any additional conditions that the Hughes Committee imposes, each Unit Grant will vest at the time or times that the Hughes Committee determines.  In making such determination, the Hughes Committee will establish the vesting increments (including their number, amounts and timing) in a manner consistent with the purposes of this Plan.  Within the limitations specified in the preceding sentence, the Hughes Committee may, in its sole discretion, modify vesting provisions with respect to the unvested portion of any Unit Grant if, in the judgment of the Hughes Committee, circumstances outside the control of Hughes have changed in such a way that modifications are necessary or advisable in order to preserve the reward and incentive purposes of this Plan.  As a condition to the vesting of all or any portion of a Unit Grant, the Hughes Committee may, among other things, require an employee to enter into agreements which the Hughes Committee considers appropriate and in the best interests of Hughes.  In addition, the Hughes Committee may establish performance vesting criteria with respect to all or any portion of a Unit Grant which relate to and are contingent upon the satisfaction of specific goals established by the Hughes Committee at the time of the Unit Grant.  Such goals may be based upon or relate to one or more of the following business criteria:

•                  revenues

•                  return on assets

•                  return on net assets

•                  asset turnover

•                  return on equity

•                  return on capital

•                  market price appreciation of the Hughes common stock

•                  economic value added

•                  total stockholder return

•                  net income

•                  pre-tax income

•                  earnings per share

•                  operating profit margin

•                  net income margin

•                  sales margin

•                  cash flow

•                  market share

•                  cash management

•                  expense management

•                  earnings before interest, taxes, depreciation and amortization (EBITDA)

•                  earnings before interest and taxes (EBIT)

•                  diversity

•                  number of subscribers

•                  customer satisfaction

•                  environmental health and safety

•                  quality

The Hughes Committee may express the business criteria in absolute terms or relative to the performance of other companies or to an index.  With respect to any Unit Grant that is subject to performance vesting, the Hughes Committee will establish for each such award minimum, target and maximum performance levels related to the enterprise (as defined below).  If the enterprise achieves the maximum performance level, then the employee’s rights in all of the restricted stock units subject to the Unit Grant will vest.  If the enterprise achieves at least the minimum performance level but not the maximum performance level, then the employee’s rights in a proportionate number of restricted stock units will vest, and the employee will forfeit the remainder of the restricted stock units subject to the Unit Grant.  The term “enterprise” shall mean Hughes and/or any unit or portion thereof, and any entities in which Hughes has, directly or indirectly, a substantial ownership interest.

(d)                                 Additional Requirements for Vesting.

(i)                                     Service and Conduct Requirements.  An employee must satisfy all of the following additional requirements, all of which are conditions precedent to any right to receive payment, before any of his or her rights in the Unit Grant vest and are distributed:

(A)                              The employee must continue to render services as an employee (unless the Hughes Committee waives this requirement).

(B)                                The employee must refrain from engaging in any activity which  in the opinion of the Hughes Committee or its delegate, is competitive with any activity, or otherwise acting, either prior to or after termination of employment, in any manner inimical to the best interests of any of the Hughes Entities (as addressed in subparagraph 7(c)(iii)).

Except as otherwise expressly authorized pursuant to clause (iii) below, the failure by any employee to satisfy the foregoing service and conduct requirements shall result in the immediate cancellation of the unvested portion of the employee’s Unit Grants.  The employee will not be entitled to receive any consideration in respect of such cancellation.  Notwithstanding the foregoing and absent a breach of conditions precedent, the Hughes Committee may not:  (a) terminate a restricted stock unit following a termination of employment due to layoff or retirement that occurs on or after the first anniversary of a restricted stock unit grant or (b) terminate a restricted stock unit granted after February 21, 2003 (excluding the LTAP restricted stock units) following a termination of employment due to a layoff that occurs after a Change in Control and prior to the first anniversary of the employee’s grant.

(ii)                                  Dismissal for Cause or Quit Without Hughes’ Consent.  If Hughes or a subsidiary of Hughes dismisses an employee for cause or an employee quits employment without the prior written consent of Hughes, the Hughes Committee will cancel and the employee will forfeit the unvested portion of the employee’s Unit Grants, as of the date of such termination of employment.  Such employee will not be entitled to receive any consideration in respect of the cancellation of the Units.

(iii)                             Other Termination of Employment.  If an employee’s employment otherwise terminates (voluntarily or involuntarily), including, but not limited to, layoff or retirement, the Hughes Committee may, but does not have to, waive the requirement for continued services in respect of all or any specified percentage of the unvested portion of any Unit Grant.  If the Hughes Committee waives such requirement, it may also accelerate the vesting of all or any specified percentage of the unvested portion of any Unit Grant.

(iv)                              Leave of Absence.  For purposes of this Plan, a qualifying leave of absence determined in accordance with policies and procedures established by the Hughes Committee, does not constitute a termination of employment.  However, a Unit Grant shall not vest during a leave of absence for government service.

(e)                                  Payment of Dividends and Distribution.  With respect to any dividend or other distribution on any Corresponding Shares, the Hughes Committee may, in its discretion, authorize current or deferred payments (payable in cash or stock or a combination thereof, as determined by the Hughes Committee).  The Hughes Committee may also authorize appropriate adjustments to outstanding Unit Grants to reflect such dividend or distribution.

(f)                                    Payment and Withholding Upon Vesting.

(i)                                   Upon vesting of all or any portion of a Unit Grant, the Hughes Committee shall apply the percentage of the Unit Grant then vesting to the total number of Units then covered by such Unit Grant and pay the proportionate number of Units so computed to such participant in the form of the respective Corresponding Shares of Hughes common stock, or in cash based on the fair market value of the

Corresponding Shares on the vesting date, or partly in cash and partly in the Corresponding Shares of Hughes common stock as the Hughes Committee in its sole discretion shall determine.  The Hughes Committee shall deliver certificates for such stock or the related cash payment as soon as practicable after such vesting date and the employee’s satisfaction of the applicable withholding requirements.

(ii)                                An employee may either direct the Hughes Committee to withhold the appropriate number of Corresponding Shares or deliver a cash payment or shares of Hughes common stock to Hughes in satisfaction of any federal, state and/or local withholding taxes applicable to the payment of Units.  The Hughes Committee may impose restrictions on an employee’s choice of withholding methods.

(g)                                 No Stockholder Rights.  Unless the Hughes Committee determines otherwise, no holder of a Unit Grant will have any rights to dividends (other than as provided in paragraph 8(e) above) or other rights of a stockholder with respect to Units and Corresponding Shares relating to such Unit Grant prior to the delivery of such Corresponding Shares pursuant to the vesting of such Unit Grant.

(h)                                 Non-Transferability of Units.  Unless the Hughes Committee determines otherwise, with the exception of transfer by will or the laws of descent and distribution or as otherwise provided in paragraph 9, an employee who has received a Unit Grant may not assign or transfer the Unit Grant during his or her lifetime, and no one other than the employee may receive any payment in respect of such Unit Grant.

9.                                       Beneficiaries.  An employee holding an option or Unit Grant under this Plan may designate a beneficiary in writing on a form prescribed by and filed with Hughes.  If an employee has not designated a beneficiary (or contingent beneficiary), or if the designated beneficiary is no longer living at the time of the employee’s death, then the employee’s beneficiary shall be the employee’s surviving spouse or, if there is no surviving spouse, the employee’s estate.  Following an employee’s death, the employee’s beneficiary or beneficiaries may do the following:

•                  exercise, in accordance with and subject to the provisions of paragraph 7, any unterminated and unexpired option granted to such employee, and

•                  receive payment, in accordance with and subject to the provisions of paragraph 8, pursuant to the vesting of all or any portion of a Unit Grant.

An employee may replace a beneficiary designation with a new designation or revoke a beneficiary designation at any time.

10.                                 Source of Shares.  The Hughes Board of Directors, or a committee of the Hughes Board of Directors that the Board designates, will decide the source of the shares that Hughes will deliver upon exercise of an option or vesting of a Unit Grant.  The two available sources are:

•                  authorized but previously unissued shares, or

•                  shares that Hughes reacquires, including shares it purchases in the open market.

If Hughes purchases shares in the open market for delivery upon the exercise of an option or vesting of a Unit Grant, it will hold those shares in a treasury account specifically designated for such awards.

11.                                 Grants to Employees of Acquired Entities.  If Hughes acquires an entity which has issued and outstanding stock options or other rights, Hughes may substitute an appropriate number of stock options or Units under this Plan for options or rights of such entity, including options to acquire stock at less than 100% of the fair market price of the stock at the time of grant, as determined by the Hughes Committee in its sole discretion.

12.                                 Adjustments; Acceleration; Termination of Awards.

(a)                                  In the event of any merger, reorganization, consolidation, recapitalization, stock split, stock dividend, or other change in corporate structure affecting the Hughes common stock, the Hughes Committee may, but does not have to, make such adjustments in the class and aggregate number of shares which may be delivered under this Plan, the class, number and option grant price of shares subject to outstanding options and the class and number of shares subject to Units granted under this Plan (provided the number of shares of Hughes common stock delivered shall always be a whole number), as may be determined to be appropriate by the Hughes Committee.  Any such adjustment may, in the sole discretion of the Hughes Committee, take the form of options covering more than one class of Hughes capital stock.

(b)                                 Acceleration of Options and Restricted Stock Units Upon a Change in Control Event.  Capitalized terms used in this Section 12(b) are defined in Attachment 1 to this Plan.

(1)           Acceleration of Options and Restricted Stock Units upon Change in Control Event.  Upon (or, as may be necessary to effectuate the purposes of the acceleration, immediately prior to) the consummation of a Change in Control Event, each option, other than the options granted on June 22, 2001 (the “June 22 Options”), will immediately vest and become exercisable and each restricted stock unit will vest (except for LTAP restricted stock units which will vest pursuant to the Long Term Achievement Plan and restricted stock units granted after February 21, 2003).  In the event that, within the one year period following a Change in Control Event, an employee’s employment is involuntarily terminated for any reason other than death, disability, or dismissal for cause, all outstanding June 22 Options held by such employee will thereupon immediately vest and become exercisable.  The Hughes Committee shall provide any employee a right to refuse any acceleration, whether pursuant to the Award agreement or otherwise.  Any acceleration of Awards shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances otherwise require, may be deemed by the Hughes Committee to occur (subject to Sections 12(b)(2)) not greater than 10 days before or only upon the consummation of the event.

(2)           Termination Following Acceleration.  If the vesting and exercisability of an option has been accelerated pursuant to this Section 12(b)(1), but the option is not timely exercised at or before the consummation of the applicable event, then the option shall terminate, unless the Hughes Committee provides for assumption. substitution or continuation of the option or other rights by other means.

(3)           Possible Rescission of Acceleration.  If the vesting of an Award has been accelerated expressly in anticipation of an event and subject to consummation or stockholder approval of the event, and the Hughes Committee or the Board later determines that the event will not occur, the Hughes Committee may rescind the effect of the acceleration as to any then outstanding, unexercised options or unpaid restricted stock units.

(4)           Golden Parachute Limitation.  Unless otherwise specified in an Award or other agreement or otherwise authorized by the Board in the specific case, no vesting of an option or restricted stock unit will be accelerated under this Plan to an extent or in a manner that would result in payments that are not fully deductible by the Company for federal income tax purposes because of Section 280G of the Code.  If an employee would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the employee may by written notice to the Company designate the order in which such parachute payments will be reduced or modified so that the Company is not denied any federal income tax deductions for any “parachute payments” because of Section 280G of the Code.

13.                                 Other Plans.  To the extent the Hughes Committee determines, any subsidiary of Hughes may, without regard to the limitations under this Plan, have a separate incentive plan or program.  The Hughes Committee will have exclusive jurisdiction and sole discretion to approve or disapprove any such plan or program and, from time to time, to amend, modify, or suspend any such plan or program.  Individuals eligible for awards under any such plan or program shall not be eligible for grants under this Plan, unless the Hughes Committee determines otherwise.  No provision of any such plan or program shall be a part of this Plan.  No awards under any such plan or program shall reduce the aggregate number of shares of stock available for grant under this Plan, unless the Hughes Committee determines otherwise.

14.                                 Expenses.  Hughes will pay the expenses of administering this Plan.

15.                                 Amendment.  The Hughes Committee, in its sole discretion, may, at any time, amend, modify, suspend or terminate this Plan.  However, the Hughes Committee may not make any of the following changes in the Plan without the approval of the Hughes Board of Directors:

•                  increase the maximum number of shares for which, or with respect to which, the Hughes Committee may grant options or restricted stock units to employees under this Plan (except as permitted by paragraphs 11 and 12 of this Plan),

•                  permit the exercise of an option unless the option holder pays the grant price in full at the time of exercise,

•                  extend the period during which an option holder may exercise an option,

•                  extend eligibility for participation to any member of the Hughes Committee or any director who is not an employee, or

•                  grant any option or Unit under this Plan after December 31, 2003.

16.                                 Limitation on Actions.  Every right of action by, or on behalf of, General Motors or Hughes or by any stockholder of General Motors or Hughes against any past, present or future member of the General Motors or Hughes Board of Directors, or any officer or employee of General Motors, Hughes or any of their respective subsidiaries arising out of or in connection with this Plan shall, irrespective of the place where action may be brought and irrespective of the place of residence of any such director, officer or employee, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.  Any and all rights of action by an employee (past, present or future) against General Motors, Hughes or any of their respective subsidiaries arising out of or in connection with this Plan shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

17.                                 Governing Law:  The governing law for this Plan is the law of the State of Delaware.

18.                                 Term:  The Plan originally became effective on March 2, 1987, and was previously amended on January 8, 1995, March 3, 1997, April 7, 1997, June 23, 1997, October 6, 1997, April 7, 1998, December 7, 1998, August 24, 1999, April 26, 2000, May 31, 2001, November 27, 2001, January 17, 2002, July 19, 2002, January 28, 2003 and February 21, 2003.  The Plan is now amended and restated effective as of December 22, 2003.  The Plan shall terminate on December 31, 2003.  However, the authority of Hughes and the Hughes Committee with respect to options and Unit Grants, including the authority to amend outstanding awards, shall continue after the term of this Plan so long as any option or Unit Grant is outstanding.

ATTACHMENT 1

“Award” means an option, restricted stock unit or other rights granted under this Plan.

“Board” means the Board of Directors of Hughes.

“Change in Control Event” (effective April 26, 2000) means any of the following events:

(A)          a change in ownership of the common stock of Hughes (note: “common stock of Hughes” refers to the common stock of Hughes Electronics Corporation, not General Motors Corporation, Class H common stock nor GMH), whether by sale, merger, consolidation or reorganization pursuant to which General Motors Corporation does not own directly or indirectly more than 50% of the outstanding common stock, in value, of Hughes or any successor surviving entity; provided, however, that if following any such change Hughes or its successor is subject to the periodic reporting rules of the Securities Exchange Act of 1934 (the “Exchange Act”), and no “person” or “group” is the “beneficial owner”, as each such term is defined for purposes of the Exchange Act, of stock representing more than 5% of the outstanding voting power of all classes of stock of Hughes, such change in ownership shall not constitute a Change in Control for purposes hereof;

(B)           the sale or distribution of all or substantially all of the assets of Hughes to an unrelated entity or entities or to an entity in which General Motors Corporation does not directly or indirectly own more than 50% in value of the equity of such entity; and

(C)           a sale or other disposition, or the last sale or other disposition to occur in a series of sales and/or other dispositions within any 5 year period (“Serial Sales”) directly or indirectly by Hughes of assets constituting one or more discrete business units (including any sale through a public offering of shares of voting stock of a subsidiary) which accounts for (or in the case of stock sold through a public offering, which represents indirect ownership on a proportionate basis of such assets accounting for) more than 40% of the annual consolidated revenues of Hughes and its subsidiaries as of the end of the previous fiscal year (in the case of Serial Sales, as of the end of the fiscal year immediately preceding the year in which the last sale or other disposition occurs) as determined in accordance with generally accepted accounting principles; provided, however, that, if the employee is not employed substantially exclusively in connection with one or more of the discrete businesses involved in such sale(s) or other disposition(s), no sale or disposition of assets or stock shall be taken into account to the extent that the proceeds of such sale or disposition (whether in cash or in-kind) are reinvested or are, in the case of proceeds received in-kind, used in the ongoing conduct by Hughes or one or more of its subsidiaries of the business of Hughes and/or such subsidiary or subsidiaries; and provided further that such a reinvestment shall not be deemed to have occurred unless made within 18 months of such sale or disposition; and provided further that the term reinvestment shall exclude, inter alia, the use of proceeds (x) to repay debt incurred in connection with the operation of the business in which the assets sold or disposed of were used or (y) to pay dividends.

(D)          in addition to the events described in subsection (C), it shall be a “Change in Control” for purposes hereof for any employee who is employed substantially exclusively in the business of a Designated Business Unit, as hereinafter defined, if an event described in subsection (C) shall occur, except that for purposes of this subsection (D), references in subsection (C) to “Hughes” shall be deemed to refer to the Designated Business Unit in the business of which the employee is principally employed.  A Change in Control described in this subsection (D) shall apply only to an employee employed substantially exclusively by the affected Designated Business Unit.  For purposes of this subsection (D), “Designated Business Unit” shall mean PanAmSat, DIRECTV, Hughes Network Systems, DIRECTV Latin America and any other business unit identified as a Designated Business Unit by Hughes from time to time.

(E)           any provision of the foregoing to the contrary notwithstanding, the reorganization of Hughes involving the disposition of its satellite systems manufacturing businesses and HRL, LLC shall not constitute a Change in Control, for purposes hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.